EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Public Relations Contact:
Brighid de Garay, (610) 832-3311
bdegaray@ubiquitelpcs.com

Investor Relations Contact:
Tayo Ogundipe, (610) 832-3340
togundipe@ubiquitelpcs.com

UBIQUITEL ANNOUNCES ANNUAL MEETING OF STOCKHOLDERS

CONSHOHOCKEN, Pa.—May 17, 2006—UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint Nextel Corporation (NYSE: S), today announced that the company’s annual meeting of stockholders will be held on June 27, 2006 at 9:00 a.m. (EDT) at the Philadelphia Marriott West Hotel, 111 Crawford Avenue, West Conshohocken, Pennsylvania. Stockholders as of the record date of May 11, 2006 will be asked, among other matters, to approve the company’s proposed merger with a subsidiary of Sprint Nextel. The Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, applicable to the transaction. The closing of the transaction remains subject to the approval of UbiquiTel’s stockholders, applicable regulatory approvals and other customary conditions. The transaction is expected to close by the end of the second quarter of 2006.

On April 20, 2006, the company and Sprint Nextel announced an agreement for Sprint Nextel to acquire the company for approximately $1.3 billion, including the assumption of approximately $300 million of net debt. Under the terms of the agreement, Sprint Nextel will acquire all of the company’s outstanding common shares for $10.35 per share in an all-cash merger.

ABOUT UBIQUITEL INC.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.8 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana, Kentucky and Tennessee.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction and required stockholder approval, UbiquiTel has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement, which is being mailed to the stockholders of UbiquiTel. UbiquiTel’s stockholders are urged to read the definitive proxy statement and other relevant materials when they become available because they contain (or will contain) important information about the transaction and UbiquiTel. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by UbiquiTel by going to UbiquiTel’s Investor Relations page on its corporate website at www.ubiquitelpcs.com.

UbiquiTel and its officers and directors may be deemed to be participants in the solicitation of proxies from UbiquiTel’s stockholders with respect to the transaction. Information about UbiquiTel’s executive officers and directors and their ownership of UbiquiTel stock is set forth in the proxy statement for the UbiquiTel 2006 annual meeting of stockholders, which was filed with the SEC on May 15, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of UbiquiTel and its respective executive officers and directors in the transaction by reading the definitive proxy statement regarding the merger, which has been filed with the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors: UbiquiTel’s dependence on its affiliation with Sprint; the impact of the Sprint-Nextel merger on UbiquiTel’s affiliation with Sprint as well as Sprint’s competitiveness in the wireless industry; the outcome of UbiquiTel’s, and any other PCS affiliate of Sprint’s, litigation with Sprint concerning the Sprint-Nextel merger; changes in Sprint’s affiliation strategy as a result of the Sprint-Nextel merger or any other merger involving Sprint Nextel; UbiquiTel’s ability to satisfy the conditions to closing the pending merger with Sprint Nextel (including stockholder approval) and the costs and consequences of not closing the merger; the effect of the pending merger with Sprint Nextel on UbiquiTel’s business and its relationships with employees and suppliers; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless communications industry; the potential to experience a high rate of customer turnover; customer quality; potential declines in roaming and wholesale revenue; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint to provide back office, customer care and other services; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; effects of mergers and consolidations within the wireless communications industry and unexpected announcements or developments from others in the wireless communications industry; and general market and economic conditions. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the SEC, specifically in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, and in subsequent filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.